FOR IMMEDIATE RELEASE:                                                                                                                                          Nov. 3, 2009

NWN Reports Results for the Third Quarter & Nine-Months
Gill Ranch Storage gets key permit & Mist storage expansion planned

Financial & Operating Highlights:
•	Third quarter results improved over 2008 with a seasonal loss of 25 cents per share or $6.7 million, compared to a loss of 38 cents per share or $10.1 million in 2008.
•	Year-to-date earnings per share and net income both increased by 20 percent, due mainly to commodity cost savings in 2009.
•	Gill Ranch Storage receives Certificate of Public Convenience and Necessity permit from California Public Utilities Commission.
•	Residential customer rates reduced 16 percent in Oregon and 22 percent in Washington for 2009-10 heating season.
•	Company maintains high customer satisfaction rating with J.D. Power & Associates.
•	Mist storage expansion being considered following favorable 3-D seismic survey testing.
•	Board of Directors raises dividend 5.1 percent.
•	Company issued $50 million of medium term notes at 3.95 percent in July, further supporting its liquidity and overall financial position.
•	Year-to-date cash flow from operations increased 177 percent.
•	Reaffirmed full-year 2009 earnings per share guidance of $2.70 to $2.85.

PORTLAND, ORE.--Nov. 3, 2009—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), today reported  that results of operations for the third quarter ended Sept. 30, 2009, produced a seasonal net loss of $6.7 million, or 25 cents per share, compared to a net loss of $10.1 million, or 38 cents per share, in the same quarter of 2008.

For the nine-month period, net income was $43.7 million, or $1.64 per share, compared to $36.3 million, or $1.37 per share, representing a 20 percent increase in both net income and earnings per share between periods.

“We are pleased with what we’ve been able to accomplish given the current economic situation,” said Gregg Kantor, NW Natural’s President and Chief Executive Officer.  “We are adjusting to a lower customer growth environment in the utility through further process improvements, as well as voluntary staffing reductions and attrition, to reduce operating and capital costs.”

Third quarter financial and operating highlights

Income and earnings per share
Results of operations produced a net loss for the quarter of $6.7 million, or 25 cents per share, compared to a net loss of $10.1 million, or 38 cents per share in 2008. Results from utility operations are typically low during the third quarter due to reduced use of natural gas in summer months. The utility recorded a net loss of $9.2 million (35 cents per share) in the quarter, compared to a net loss of $12.3 million (47 cents per share) in the third quarter of 2008. Gas storage contributed net income of $2.3 million (9 cents per share), compared to $1.9 million (8 cents per share) in 2008. Other non-utility activities resulted in net income for the quarter of $0.2 million, compared to $0.3 million in 2008’s third quarter.

California Public Utilities Commission issues key Gill Ranch Storage permit
In October, the California Public Utilities Commission (CPUC) issued a Certificate of Public Convenience and Necessity (CPCN) to the Gill Ranch Storage (GRS) project. The receipt of the CPCN was necessary to establish the need for the project and was a condition to proceeding with the development of GRS. The underground gas storage project is on target to begin construction before the end of 2009. Gill Ranch Storage has an August 2010 scheduled in-service date.

Rate decreases approved for 2009-10 heating season for customers
NW Natural received approval of residential rate reductions for the 2009-2010 heating season of 16 percent in Oregon and 22 percent in Washington. The reductions are due mainly to lower gas prices, and result in the lowest rates in five years. Commercial and industrial sales customers saw similar decreases.

Rates are established each year under purchased gas adjustment (PGA) mechanisms in Oregon and Washington to reflect the expected cost of natural gas commodity purchases, including gas storage, purchased prices hedged with financial derivatives, and other factors. The company filed its PGA in Oregon and Washington in late August and the new rates went into effect Nov. 1, 2009. The rate reduction is in addition to the gas cost savings the company refunded to customers earlier this year.

Depreciation study affects quarterly operating results
In late 2008, the Oregon and Washington utility commissions approved the company's updated depreciation study, which authorized lower depreciation rates on utility plant in Oregon and Washington with a corresponding decrease to customer rates effective January 1, 2009. As a result, utility depreciation expense decreased $2.2 million and $7.0 million for the three- and nine-month periods ended Sept. 30, 2009, compared to decreases in utility margin of $1.0 million and $7.5 million, respectively. The annual margin decrease from lower depreciation rates is recognized unevenly each quarter because it is tied to variable delivered volumes, but the decrease in depreciation expense occurs evenly over the year. On a full-year basis, the change in depreciation rates will have only a minimal impact on earnings, but will cause quarterly differences due to the timing of revenue and expense recognition.

Customer growth
Although NW Natural's utility customer growth continues to be affected by the slowdown in new construction and conversions due to the national and regional economic recession, the rate of decline appears to be slowing. At Sept. 30, 2009, the company had 659,000 customers, with an annual growth rate of 0.7 percent over the prior 12 months, which compares to 0.8 percent at June 30, 2009, and 2.4 percent at Sept. 30, 2008.

Mist storage expansion planned
Seismic survey testing was completed and engineering design was started at NW Natural’s 16 Bcf Mist storage field in Northwest Oregon during the quarter. The expansion is expected to initially add approximately 3-4 Bcf of storage and include additional compression and other pipeline work. Early next year, the company will be conducting an open season to determine pricing and capacity levels with potential customers. Subject to a successful open season, construction will commence in 2010 with a planned operational date in late 2011.

J.D. Power ranks NW Natural customer satisfaction among the best
For the sixth consecutive year, NW Natural has ranked in the top two in the West for overall customer satisfaction in the J.D. Power and Associates Gas Utility Residential Customer Satisfaction Study.

Operational results
NW Natural’s total gas sales and transportation deliveries in the third quarter of 2009, excluding deliveries of gas stored for others, were 157 million therms, compared to 185 million therms, or 15 percent lower than in 2008, mainly due to warmer weather and lower industrial usage. Margin from utility operations in the quarter was $43.6 million, compared to $39.3 million in the same quarter of 2008, with the increase primarily due to gas cost savings, which were partially offset by weather that was 21 percent warmer than last year and 40 percent warmer than average and by the margin decrease attributed to lower depreciation rates noted previously.

Sales to residential and commercial customers in the quarter were 53 million therms, compared to 55 million therms in 2008. The decline in the quarter was primarily due to lower usage in the period resulting from warmer weather than last year and economic conditions. Residential and commercial margin was $31.4 million in the 2009 period, compared to a margin contribution of $31.9 million in 2008. Margin includes the company’s decoupling rate mechanism in Oregon.

Gas deliveries to industrial customers in the third quarter of 2009 were 104 million therms, compared to 130 million therms in 2008, with the reduction mainly due to the slowdown in the regional and national economy. Margin for the period was $6.5 million compared to $6.8 million in 2008, with the decrease due to the lower volumes, as well as the impact of lower depreciation rates noted previously.

Operations and maintenance costs lower
Operations and maintenance costs were one percent lower in the third quarter, compared to the previous period last year, due mainly to reduced payroll and contract labor expenses, partially offset by higher pension and healthcare expenses.

Year-to-date (nine months) financial and operating highlights
For the nine-month period, net income increased to $43.7 million, or $1.64 per share, compared to $36.3 million, or $1.37 per share in the first nine months of 2008, a 20 percent increase in both net income and earnings per share. Year-to-date earnings were higher due mainly to gas cost savings in 2009 versus 2008, as well as a $2.4 million increase from a regulatory adjustment for income taxes paid versus collected in rates. NW Natural’s utility operations contributed $36.6 million ($1.38 per share), compared to $27.4 million ($1.03 per share), in last year’s first nine months.  Gas storage contributed $7.0 million (27 cents per share). This compared to $6.8 million (26 cents per share) for the 2008 period. Other non-utility activities resulted in a negligible gain for 2009, compared to earnings of $2.1 million (8 cents per share) in 2008, with the major reason for the change in periods due to an after-tax gain on the sale of a non-core asset in 2008.

Operating results
The company’s total gas sales and transportation deliveries in the first nine months of 2009, excluding deliveries of gas stored for others, were 777 million therms, compared to 897 million therms for the same 2008 period. The 13 percent decrease in delivered volumes was due to a combination of warmer weather and reduced industrial use. Utility margin, however, was up 8 percent to $241.8 million, compared to $223.8 million last year, due mainly to higher gas cost savings.

Gas sales to residential and commercial customers in the first nine months of 2009 were 436 million therms, compared to 475 million therms last year, with the decline in usage primarily due to warmer weather. Residential and commercial sales contributed $197 million to margin, compared to $203 million in 2008, with the decrease primarily due to lower depreciation rates noted previously and the warm weather impact from customers not covered by the Oregon weather normalization mechanism. Margin results include the effect of the company’s weather normalization and decoupling mechanisms in Oregon. Gas sales to industrial customers in the first nine months of 2009 were 341 million therms, compared to 422 million therms in the first nine months of 2008. Contribution to margin in these markets was $20.4 million, compared to $22.1 million last year.

As noted earlier, for the first nine months of the year, gas costs were lower than costs embedded in rates. Under the company’s 80-20 sharing mechanism in Oregon for the PGA year ending October 31, 2009, this contributed a $14.7 million benefit to margin in the first nine months of 2009. This compared to a $7.5 million reduction to margin through the first nine months of 2008.

Regulatory adjustment for taxes paid
Based on NW Natural’s regulated operations through Sept. 30, 2009, the company recognized $3.8 million of incremental margin revenues, representing a difference of $3.6 million for federal and state income taxes paid in excess of taxes collected in rates for the 2009 tax year, plus accrued interest of $0.2 million. This indicated surcharge is primarily driven by the 2009 gains from gas cost savings.

YTD O&M costs
Operations and maintenance costs for the nine-month period in 2009 were $91.2 million versus $81.7 million in 2008. The increase was primarily related to higher pension and healthcare expenses, higher incentive bonus accruals based on improved operating results, and higher accruals for bad debt write-offs. However, bad debt expense as a percent of revenues remained well below 1 percent at 0.39 percent for the 12 months ended Sept. 30, 2009.

Depreciation expense
Utility depreciation expense decreased $7.0 million for the year-to-date period compared to the same period in 2008 due to the reduced depreciation rates approved by the Oregon and Washington utility commissions discussed above.

Income tax expense increase
Income taxes increased $5.6 million in the nine months ended Sept. 30, 2009 compared to 2008, primarily due to higher pre-tax income and a higher effective corporate income tax rate in Oregon.

Cash flows and capital structure
According to NW Natural Senior Vice President and Chief Financial Officer David H. Anderson, “Our results this quarter and year-to-date were very positive, especially considering the difficult economic environment. Our overall financial position remains strong and our liquidity position was strengthened with the issuances of $125 million of long-term debt earlier this year, and the recent maturity extension of $40 million from May 2012 to May 2013, bringing the entire $250 million credit facility to a maturity date of May 2013. Despite the economic challenges, we feel the company is in a strong financial position as we head into the fourth quarter and 2010.”

Cash provided by operations in the first nine months of 2009 was $199.3 million, compared to $72.0 million in the same period in 2008. Cash flows reflect improved financial results, positive working capital changes, and commodity cost savings compared to last year. Cash used in investing activities in 2009 have totaled $96.5 million, compared to $75.2 million in the same period of 2008, with the increase due mainly to developmental costs for the company’s Gill Ranch Storage project.

NW Natural’s capitalization at Sept. 30, 2009 reflected 47.5 percent common equity, 47.2 percent long-term debt, and 5.3 percent short-term debt. This compared to 46.8 percent common equity, 39.7 percent long-term debt, and 13.5 percent short-term debt at Sept. 30, 2008. Cash on hand at Sept. 30, 2009 was $13.7 million, compared to $4.1 million last year.

Outlook for 2009
NW Natural reaffirmed its prior estimate that full-year 2009 earnings per share will be in the range of $2.70 to $2.85. The company's earnings guidance assumes normal weather conditions, continued customer growth, ongoing benefits from improvements to our cost structure, and no significant changes in prevailing regulatory policies. The company's outlook does not include forecasts of future gains or losses that may occur from the company's commodity cost sharing mechanism in Oregon, since the company cannot predict future gas cost increases or decreases with reasonable certainty. The company continues to target a dividend payout ratio of 60 to 70 percent of earnings.
Dividend declaration
NW Natural on Oct. 1, 2009 increased the quarterly dividend on the company's common stock to 41.5 cents from 39.5 cents per share, an increase of 5.1 percent. The dividends will be paid Nov. 13, 2009, to shareholders of record on Oct. 30, 2009. The current indicated annual dividend rate is now $1.66 per share.
Presentation of results
In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on an equivalent cents per share basis. These amounts reflect factors that directly impact the company's earnings. In calculating these financial measures, we allocate income tax expense based on the effective tax rate. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.
Conference call arrangements
As previously reported, NW Natural will conduct a conference call and webcast starting at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time) on Nov. 3, 2009 to review the company's financial results of operations for the three- and nine-months ended Sept. 30, 2009.

To hear the conference call live, dial 1-800-860-2442 from anywhere in the United States and 1-412-858-4600 from international points, including Canada. To access the recording, please call 1-877-344-7529 and enter the identification pass code (434699#). To hear the replay from international locations, please dial 1-412-317-0088.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements
This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, commodity costs, customer rates, depreciation rates, workforce levels, performance, regulatory actions, earnings expectations, expected dividend payout ratios, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, “Forward-Looking Statements”; Part I, Item 1A, “Risk Factors”, and Part II, Item 7A “Quantitative and Qualitative Disclosure about Market Risk” in the company’s most recent Annual Report on Form 10-K, and in Part I, “Forward-Looking Statements”; Part I, Item 3, “Quantitative and Qualitative Disclosures about Market Risk”, and Part II, Item 1A, “Risk Factors” in the company’s most recent quarterly report issued after the last Annual Report on Form 10-K, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

About NW Natural
NW Natural is headquartered in Portland, Ore., and serves about 659,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest, and recognized its 150th year as a public company on Jan. 7, 2009. The company has approximately $2.3 billion in total assets, which includes about 16 Bcf of underground gas storage capacity the company has developed within its service territory at Mist, Ore.

Contact:

Bob Hess (investors):
Ph. 503-220-2388 or 1-800-422-4012, ext.2388
Email: bob.hess@nwnatural.com

# # #

NORTHWEST NATURAL GAS COMPANY
Comparative Income Statement
(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/09	09/30/08	Increase	% Change
Gross Operating Revenues	$116,854	$109,702	$7,152	7%
Net Income (Loss)	$(6,733)	$(10,120)	$3,387	33%

Diluted Average Shares of Common Stock Outstanding	26,515	26,445	70	0%
Basic Earnings (Loss) Per Share of Common Stock	$(0.25)	$(0.38)	$0.13	34%
Diluted Earnings (Loss) Per Share of Common Stock	$(0.25)	$(0.38)	$0.13	34%

	Nine Months Ended
(Thousands, except per share amounts)	09/30/09	09/30/08	Increase	% Change
Gross Operating Revenues	$703,269	$688,650	$14,619	2%
Net Income	$43,716	$36,345	$7,371	20%

Diluted Average Shares of Common Stock Outstanding	26,608	26,582	26	0%
Basic Earnings Per Share of Common Stock	$1.65	$1.38	$0.27	20%
Diluted Earnings Per Share of Common Stock	$1.64	$1.37	$0.27	20%

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/09	09/30/08	Increase	% Change
Gross Operating Revenues	$1,052,474	$1,020,258	$32,216	3%
Net Income	$76,896	$66,058	$10,838	16%

Diluted Average Shares of Common Stock Outstanding	26,600	26,585	15	0%
Basic Earnings Per Share of Common Stock	$2.90	$2.50	$0.40	16%
Diluted Earnings Per Share of Common Stock	$2.89	$2.48	$0.41	17%

NORTHWEST NATURAL GAS COMPANY
Consolidated Balance Sheets (unaudited)	Sept. 30,	Sept. 30,
Thousands	2009	2008
Assets:
Plant and property:
Utility plant	$2,197,533	$2,113,898
Less accumulated depreciation	674,575	647,248
Utility plant - net	1,522,958	1,466,650
Non-utility property	101,974	72,919
Less accumulated depreciation	10,194	8,924
Non-utility property - net	91,780	63,995
Total plant and property	1,614,738	1,530,645
Current assets:
Cash and cash equivalents	13,736	4,105
Restricted cash	20,830	-
Accounts receivable	28,992	27,182
Accrued unbilled revenue	19,060	16,560
Allowance for uncollectible accounts	(1,827)	(1,752)
Regulatory assets	60,306	111,755
Fair value of non-trading derivatives	13,924	4,066
Inventories:
Gas	86,921	91,797
Materials and supplies	9,775	10,840
Income taxes receivable	28,837	7,914
Prepayments and other current assets	11,014	11,369
Total current assets	291,568	283,836
Investments, deferred charges and other assets:
Regulatory assets	296,814	182,668
Fair value of non-trading derivatives	3,711	195
Other investments	64,841	62,878
Restricted cash	-	5,006
Other non-current assets	18,173	10,352
Other non-current assets	383,539	261,099
Total investments, deferred charges and other assets	$2,289,845	$2,075,580
Capitalization and liabilities:
Capitalization:
Common stock	$336,686	$335,514
Earnings invested in the business	308,282	273,281
Accumulated other comprehensive income (loss)	(4,094)	(3,946)
Total common stock equity	640,874	604,849
Long-term debt	637,000	512,000
Total capitalization	1,277,874	1,116,849
Current liabilities:
Notes payable	71,890	174,802
Accounts payable	61,757	53,522
Taxes accrued	11,353	11,420
Interest accrued	12,287	11,138
Regulatory liabilities	57,096	23,882
Fair value of non-trading derivatives	39,428	109,012
Other current and accrued liabilities	28,891	28,523
Total current liabilities	282,702	412,299
Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	301,336	223,088
Regulatory liabilities	244,315	221,927
Pension and other postretirement benefit liabilities	119,011	44,637
Fair value of non-trading derivatives	1,660	11,300
Other non-current liabilities	62,947	45,480
Total deferred credits and other liabilities	729,269	546,432
Total capitalization and liabilities	$2,289,845	$2,075,580

NORTHWEST NATURAL GAS COMPANY
Consolidated Statements of Cash Flows (unaudited)
Thousands (nine months ended September 30)	2009	2008
Operating activities:
Net income	$43,716	$36,345
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	46,704	53,775
Deferred income taxes and investment tax credits	37,523	15,850
Undistributed earnings from equity investments	(927)	74
Deferred gas savings (costs) - net	28,210	(42,458)
Gain on sale of non-utility investments	-	(1,737)
Non-cash expenses related to qualified defined benefit pension plans	7,359	2,301
Contributions to qualified defined benefit pension plans	(25,000)	-
Deferred environmental costs	(8,053)	(5,654)
Income from life insurance investments	(2,666)	(1,437)
Settlement of interest rate hedge	(10,096)	-
Deferred regulatory and other	(10,818)	(2,278)
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	136,057	102,566
Inventories of gas, materials and supplies	(629)	(22,693)
Income taxes receivable	(8,026)	(7,914)
Prepayments and other current assets	8,183	7,230
Accounts payable	(43,374)	(67,948)
Accrued interest and taxes	8,400	6,594
Other current assets and accrued liabilities	(7,238)	(664)
Cash provided by operating activities	199,325	71,952
Investing activities:
Investment in utility plant	(68,526	(66,761)
Investment in non-utility property	(16,697)	(5,841)
Proceeds from sale of non-utility investments	-	7,531
Proceeds from life insurance	761	208
Restricted cash	(15,811)	(5,006)
Other	3,741	(5,285)
Cash used in investing activities	(96,532)	(75,154)
Financing activities:
Common stock issued (purchased) - net	(478)	3,655
Long-term debt issued	125,000	-
Long-term debt retired	-	(5,000)
Change in short-term debt	(188,961)	31,702
Cash dividend payments on common stock	(31,410)	(29,722)
Other	(124)	565
Cash provided by (used in) financing activities	(95,973)	1,200
Increase (decrease) in cash and cash equivalents	6,820	(2,002)
Cash and cash equivalents - beginning of period	6,916	6,107
Cash and cash equivalents - end of period	$13,736	$4,105

Supplemental disclosure of cash flow information:
Interest paid	$19,651	$19,413
Income taxes paid	$7,500	$14,800

NORTHWEST NATURAL GAS COMPANY
Financial Highlights
(Unaudited)
Third Quarter - 2009

	3 Months Ended			9 Months Ended			12 Months Ended
	Sept. 30,			Sept. 30,			Sept. 30,
(Thousands, except per share amounts)	2009	2008	% Change	2009	2008	% Change	2009	2008	% Change
Gross Operating Revenues	$116,854	$109,702	7%	$703,269	$688,650	2%	$1,052,474	$1,020,258	3%
Cost of Sales	65,302	63,390	3%	428,864	433,320	(1%)	652,112	640,687	2%
Revenue Taxes	2,926	2,763	6%	17,221	16,786	3%	25,507	24,774	3%
Net Operating Revenues	48,626	43,549	12%	257,184	238,544	8%	374,855	354,797	6%
Operating Expenses:
O&M	27,122	27,434	(1%)	91,248	81,732	12%	122,876	117,850	4%
General Taxes	6,417	5,739	12%	21,480	20,595	4%	27,545	26,326	5%
D&A	15,817	18,113	(13%)	46,704	53,775	(13%)	65,088	71,188	(9%)
Total Operating Expenses	49,356	51,286	(4%)	159,432	156,102	2%	215,509	215,364	-
Income (Loss) from Operations	(730)	(7,737)	91%	97,752	82,442	19%	159,346	139,433	14%
Other Income and Expense - net	1,238	641	93%	2,860	2,754	4%	3,852	3,406	13%
Interest Charges - net of amounts capitalized	10,672	9,289	15%	30,048	27,652	9%	39,975	37,700	6%
Income Tax Expense (Benefit)	(3,431)	(6,265)	45%	26,848	21,199	27%	46,327	39,081	19%
Net Income (Loss)	$(6,733)	$(10,120)	33%	$43,716	$36,345	20%	$76,896	$66,058	16%

Common Shares Outstanding:
Average for Period - basic	26,515	26,445		26,508	26,425		26,500	26,430
Average for Period - diluted	26,515	26,445		26,608	26,582		26,600	26,585
End of Period	26,517	26,471		26,517	26,471		26,517	26,471

Earnings (Loss) per Share:
Basic	$(0.25)	$(0.38)	34%	$1.65	$1.38	20%	$2.90	$2.50	16%
Diluted	$(0.25)	$(0.38)		$1.64	$1.37		$2.89	$2.48

Dividends Paid Per Share	$0.395	$0.375		$1.185	$1.125		$1.58	$1.50
Book Value Per Share - end of period	$24.17	$22.85		$24.17	$22.85		$24.17	$22.85
Market Closing Price - end of period	$41.66	$52.00		$41.66	$52.00		$41.66	$52.00

Balance Sheet Data - end of period:
Total Assets	$2,289,845	$2,075,580		$2,289,845	$2,075,580		$2,289,845	$2,075,580
Common Stock Equity	$640,874	$604,849		$640,874	$604,849		$640,874	$604,849
Long-Term Debt	$637,000	$512,000		$637,000	$512,000		$637,000	$512,000
(including amounts due in one year)

Operating Statistics:
Total Customers - end of period	659,292	654,965	0.7%	659,292	654,965	0.7%	659,292	654,965	0.7%

Gas Deliveries (therms)
Res. & Comm. Customers	52,550	55,357		435,709	475,286		654,741	705,568
Industrial Firm	8,180	9,699		28,785	34,797		41,328	48,322
Industrial Interruptible	15,235	18,594		55,502	66,435		76,551	90,086
Transportation	80,658	101,699		257,132	320,719		368,022	436,374
Total	156,623	185,349		777,128	897,237		1,140,642	1,280,350

Gas Revenues
Res. & Comm. Customers	$82,611	$76,146		$579,820	$565,838		$879,765	$854,466
Industrial Firm	9,561	9,490		31,214	32,843		44,950	46,425
Industrial Interruptible	14,122	14,529		49,341	50,221		68,098	68,944
Transportation	3,364	3,450		10,169	10,710		13,747	14,384
Regulatory adjustment for income taxes	883	1,003		3,770	1,385		4,145	3,068
Other Revenues	1,282	785		13,485	12,907		22,362	14,469
Total	$111,823	$105,403		$687,799	$673,904		$1,033,067	$1,001,756

Cost of Gas Sold - Utility	$65,280	$63,363		$428,803	$433,279		$652,028	$640,625
Revenue Taxes	$2,926	$2,763		$17,221	$16,786		$25,507	$24,774
Net Operating Revenues (Utility Margin)	$43,617	$39,277		$241,775	$223,839		$355,532	$336,357

Degree Days
Average (25-year average)	102	102		2,651	2,671		4,265	4,285
Actual	61	77		2,659	2,917		4,318	4,618
Colder (warmer) than Average	(40%)	(25%)		-	9%		1%	8%